SUB-ITEM 77K

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

The Board of Directors ("Board"), with the approval and recommendation of the Audit Committee, selected PricewaterhouseCoopers ("PwC") to replace Deloitte & Touche LLP ("Deloitte") as the independent registered public accounting firm of the RBC Funds Trust (the "Funds") for the Funds' fiscal year ending September 30, 2016. Throughout the past two fiscal periods through the date of Deloitte's dismissal as auditor of the Funds, the Funds had no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Deloitte would have caused Deloitte to make reference to the disagreement in a report, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934. With respect to the Funds, Deloitte's audit opinions, including the past two fiscal periods, have not contained either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years of the Funds, neither the Funds nor anyone on their behalf has consulted Deloitte on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Funds' financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

Registrant has provided a copy of the disclosures contained in this Exhibit 77K to PwC, prior to the date of filing of this Form N-SAR with the U.S. Securities and Exchange Commission, as required by Item 304(a)(3) of Form S-K. In addition, the registrant has requested that Deloitte confirm in a letter provided to registrant and addressed to the Commission that it agrees with the representations contained in this Exhibit 77K, and Deloitte's response addressed to the Commission is also included as Exhibit 77(Q)(1)(f) in this Form N-SAR.